(21) SUBSIDIARIES/AFFILIATES OF THE REGISTRANT.

V-TWIN HOLDINGS (CA), INC. - SUBSIDIARY

CYCLECLICK.COM, INC. - SUBSIDIARY

V-TWIN ACQUISITIONS, INC. OF VIRGINIA - AFFILIATE

(27) FINANCIAL DATA SCHEDULE.  ATTACHED HERETO.



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